Exhibit 99.28(g)(xviii)

LOAN PARTICIPATION ADDENDUM TO THE
GLOBAL CUSTODIAL SERVICES AGREEMENT

THIS LOAN PARTICIPATION ADDENDUM (this “Addendum”) to that certain Global Custodial Services Agreement made on March 16, 2005, as amended, modified and supplemented from time to time (the “Agreement”) is entered into on July 27, 2017, by and between Old Westbury Funds, Inc. (the “Client”) and Citibank, NA, acting through its offices located in New York (the “Custodian”). This Addendum is an annex to and constitutes an integral part of the Agreement.

INTRODUCTION

Under the terms of the Agreement, the Custodian agrees to hold Cash and Securities in custody on behalf of the Client and holds such Securities in the name of the Custodian or its nominee.

By this Addendum, the Custodian and the Client wish to supplement the Agreement, and the Custodian and the Client wish to set out the agreed terms, in each case for the provision of custodial safekeeping services by the Custodian to the Client in connection with the investment in or purchase of interests or participations in or assignments of loans by the Client registered in the Client’s name and held by the Custodian pursuant to the Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	INTERPRETATION

Capitalized terms used herein but not defined herein shall have the meanings provided in the Agreement. Headings in this Addendum are used only for ease of reference and shall not be taken into consideration in interpretation hereof. Any exhibits referred to herein and attached hereto are expressly made a part of this Addendum.

The Agreement is hereby amended to include the terms contained in this Addendum and, in the event of any conflict between the provisions of this Addendum and the provisions of the Agreement, the provisions of this Addendum will prevail.

2.	DEFINITIONS

“Agent” means the administrative agent, if any, identified in the Loan Documents as being responsible for communicating between lenders and the Obligor.

“Assets” means evidence of an investment interest (or an interest therein) held by a Client for itself or its customers, including Loans or confirmation of the Client’s or its customers’ investment in contracts with or other obligations of a counterparty, or any other investment or loan that is or may be considered a security under applicable laws but that is not a Security as defined in the Agreement.

“Loan Documents” means instruments, certificates, agreements and/or other documents which the Custodian may receive with respect to Loans.

“Loan Payment” means a principal payment, fee payment, reimbursement, or interest payment with respect to a Loan in each case as set forth on the Payment Schedule delivered by the Client to the Custodian.

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“Loans” means loans or participations, assignments or interests in loans, including without limitation interests in syndicated bank loans and bank loan participations, whether in the U.S. or outside the U.S.

“Obligor” means a party identified in the Loan Documents as being obligated to make Loan Payments in accordance with the Payment Schedule.

“Payment Date” means the date on which a scheduled principal or interest payment is due to be received by the Custodian according to the Payment Schedule.

“Payment Schedule” means an amortization schedule of payments identifying the amount and due dates of scheduled principal payments, the interest payable date(s) and related payment amount information.

3.	SCOPE OF THE ADDENDUM

3.1	This Addendum regulates the procedures and conditions and the undertakings of the Custodian and the Client regarding the provision of custodial services for Loan Documents in conjunction with the Agreement, subject to the terms and conditions of this Addendum.

3.2	From time to time the Custodian, upon Instruction by the Client or its Authorized Person, will receive and hold physical documents evidencing the Client’s interests in Assets in the nature of Loans entered into or purchased by the Client. The parties hereto agree that neither the Loans nor any Loan Documents will be registered in the name of the Custodian or its nominee.

3.3	The Custodian agrees to accept and safekeep Loan Documents from time to time subject to the agreement of the Client as described herein and agrees to provide the services as described in Exhibit A.

4.	DUTIES OF THE CUSTODIAN

4.1	Safekeeping of Loan Documents.

4.1.1	Loan Documents will only be accepted for holding by the Custodian and stored electronically.

4.1.2	Upon delivery to the Custodian, the Client or its Authorized Person will indicate if an item delivered to the Custodian is a Loan Document and will specify the Custody Account in conjunction with the Loan Document. The Custodian is not obligated to accept delivery of any Loan Document before the Client’s delivery of the Loan Document in accordance with service or operating procedures specified by the Custodian in writing, and each delivery of a Loan Document is subject to limited examination by the Custodian to compare the Loan Document received to the delivery description provided by the Client.

4.1.3	The Custodian shall promptly, upon Instruction by the Client or its Authorized Person, release to the Client or any party as may be specified in any Instruction, any Loan Documents being held on behalf of the Client. Without limiting the foregoing, the Custodian shall not be deemed to have or be charged with knowledge of the sale of any Loan, unless and to the extent it shall have received written notice and Instruction from the Client or its Authorized Person with respect thereto.

4.2	Loan Payments.

4.2.1.	If a Loan Payment is not received by the Custodian on the Payment Date, the Custodian shall promptly give telephonic or written notice to the Obligor and the Client, if any, of the Obligor’s failure to make timely

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payment, and if such payment is not received, the Custodian shall further notify the Client of such Obligor’s failure to make the Loan Payment. The Custodian shall have no responsibility with respect to the collection of Loan Payments which are past due, other than the duty to notify the Obligor and the Client (and its duly-authorized investment manager or investment adviser) as provided herein.

4.2.2.	The Custodian shall be only responsible and accountable for Loan Payments actually received by it and identified as for the Cash Account of the Client; any and all credits and payments credited to the Client, with respect to Loans, shall be conditional upon clearance and actual receipt by the Custodian of final payment thereon.

5.	RESPONSIBILITY OF THE CLIENT

5.1	With respect to each Loan held by the Custodian hereunder in accordance with the provisions hereof, the Client shall: (i) cause the Loan Documents evidencing such Loan to be delivered to the Custodian; (ii) include with such Loan Documents a Payment Schedule and such other information with respect to the related Loan and Loan Documents as the Custodian reasonably may require in order to perform its services hereunder (collectively, “Loan Information”), in such form and format as the Custodian reasonably may require; (iii) take, or cause the investment manager or investment adviser to take, all actions necessary to acquire good title to such Loan (or the participation in such Loan, as the case may be), as and to the extent intended to be acquired; and (iv) cause the Custodian to be named as its nominee for payment purposes under the Loan Documents or otherwise provide for the direct payment of the Loan Payments to the Cash Account established by the Custodian for the Client.

5.2	The Custodian shall be entitled to rely upon the Loan Information provided to it by the Client (or its duly- authorized investment manager or investment adviser) without any obligation on the part of the Custodian independently to verify, investigate, recalculate, update or otherwise confirm the accuracy or completeness thereof; and the Custodian shall have no liability for any delay or failure on the part of the Client in providing necessary Loan Information to the Custodian, or for any inaccuracy therein or incompleteness thereof. With respect to each Loan, the Custodian shall be entitled to rely on any information and notices it may receive from time to time from the related bank agent, Obligor or similar party with respect to that Loan, and shall be entitled to update its records on the basis of such information or notices received, without any obligation on its part independently to verify, investigate or recalculate such information.

6.	LIMITATION OF RESPONSIBILITIES

6.1	Notwithstanding any provision of this Addendum or the Agreement to the contrary, and except for the services specified herein, the Custodian’s responsibilities with respect to Loans are limited as follows.

6.1.1	Safekeeping responsibilities of the Custodian are limited to the acceptance and physical possession and segregation of any Loan Documents delivered from time to time by the Client to the Custodian as provided herein and delivery of such upon Instruction, and reporting, if any, as specified herein.

6.1.2	The Custodian cannot and does not investigate the form, authenticity, or validity of any certificate or document delivered to it as a Loan Document or of any Loan or investment in connection with any Loan Document and cannot and does not verify the ownership interest in (or other right, title or interest in) the Loan or interest in any loan or related investment that is supposed to be represented by any Loan Document delivered to the Custodian.

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6.1.3	Without limiting the foregoing, the Custodian is under no obligation to examine any Loan Documents to determine whether necessary steps have been taken or requirements met with respect to the assignment or transfer of the related Loan or any applicable interest or participation in such Loan.

6.1.4	The Custodian is entitled to assume the genuineness, sufficiency and completeness of any Loan Documents received, and the genuineness and due authority of any signature appearing on such documents.

6.1.5	Without limiting the generality of the foregoing, delivery of any such Loan may be made to the Custodian by, and may be represented solely by, delivery to the Custodian of a facsimile or photocopy of an assignment agreement or a confirmation or certification from the Client to the effect that it has acquired such Loan and/or has received or will receive, and will deliver to Custodian, appropriate Loan Documents constituting, evidencing or representing such Loan, in any case without delivery of a promissory note, participation certificate or similar instrument (collectively, an “Instrument”).

6.1.6	If an original Instrument is or shall become available with respect to any such Loan, it is the sole responsibility of the Client to make or cause delivery thereof to the Custodian, and the Custodian shall be under no obligation at any time or times to determine whether any such original Instrument has been issued or made available with respect to such Loan, and shall not be under any obligation to compel compliance by the Client to make or cause delivery of such Instrument to the Custodian.

6.1.7	The Custodian has no responsibility for determining whether a Loan or Loan Document is a security under any applicable laws.

6.1.8	The Custodian has no responsibility to independently verify any prices, values or similar data or for the availability, accuracy or completeness of any price, value or similar data in connection with any Loan or Loan Document.

6.1.9	The Custodian has no obligation to provide any other service under the Agreement with regard to any Loan or Loan Document without its written consent; in particular, the Custodian is not responsible for income collection, proxy services, corporate actions or other non-discretionary duties specified under the Agreement with regard to Loans.

6.1.10	Instructions in regard to Loans will be accepted only for free receipt and free delivery of any Loan Documents to or from the Custodian’s storage. Under no circumstances shall the Custodian be under any obligation or liability to make any advance of its own funds with respect to any Loan or any receipt or delivery of any Loan Documents or in connection with any amount received or to be received for the account of the Client with respect to any Loan or Loan Documents.

6.1.11	The Custodian has no responsibility with respect to the collection of Loan Payments which are past due, other than the duty to notify the Obligor, the Agent, if any, and the Client (or its duly-authorized investment manager or investment adviser) as provided herein.

6.2	The Custodian has no responsibilities or duties whatsoever under the Agreement and this Addendum, with respect to Loans or Loan Documents, except for such responsibilities as are expressly set forth herein. Without limiting the generality of the foregoing, the Custodian has no obligation to preserve any rights against prior parties or to exercise any right or perform any obligation in connection with any Loans or Loan Documents (including without limitation, no obligation to take any action in respect of or upon any consent solicitation, notice of default or similar notice received from any bank agent or obligor, provided, however, the Custodian shall upon receipt of such notice be obligated to promptly inform the Client of any such event). In case any question arises as to its duties hereunder, the Custodian may request instructions from the Client and shall be entitled at all times to refrain from taking any action unless it has received proper Instructions from the Client,

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and the Custodian shall in all events have no liability, risk or cost for any action taken, with respect to a Loan, pursuant to and in compliance with the Instruction of the Client.

6.3	Subject to the terms hereunder and the Agreement, without limitation, Section 10 of the Agreement, to the extent any services to be provided by the Custodian hereunder or any of its obligations or duties are delegated to another party, the Custodian shall remain fully liable with respect to the performance of such services, obligations and duties, and under no circumstances shall the failure of a vendor or delegate retained by Custodian excuse, limit, or reduce in any way the Custodian’s obligations or duties hereunder.

7.	ATTACHMENT

In case any portion of the Loans or the Loan Documents shall be attached or levied upon pursuant to an order of court, or the delivery or disbursement thereof shall be stayed or enjoined by an order of court, or any other order, judgment or decrees shall be made or entered by any court affecting the property of the Client or any act of the Custodian relating thereto, the Custodian is hereby expressly authorized in its sole discretion to obey and comply with all orders, judgments or decrees so entered or issued, without inquiry as to whether such court had jurisdiction, and, in case the Custodian obeys or complied with any such order, judgment or decree, it shall not be liable to anyone by reason of such compliance.

8.	LIMITATION OF LIABILITY

8.1	With respect to Loans and Loan Documents, direct damages as provided in the Agreement shall be limited to the reasonable cost of obtaining replacement of the evidence of the Client’s ownership of, or investment in, the investment represented by the Loan Document held in safekeeping by the Custodian where that evidence is legally required for the Client to prove its ownership of or investment in the Asset for sale, transfer, or redemption. However, in no event will the Custodian be obligated for loss or other direct damages in connection with any Loan or Loan Document for an amount that exceeds twelve (12) months fees attributable to such Loan Document paid by the Client to the Custodian under the Agreement.

8.2	For purpose of clarity, the parties hereto agree that the indemnity provided under the Agreement by a Client to the Custodian applies to the services provided hereunder with regard to Loans and Loan Documents.

8.3	Subject to the terms and conditions specified herein, the Custodian agrees that its performance of services in regard to Loans and Loan Documents are subject to the terms and conditions of the Agreement including the standard of care specified in the Agreement and, subject to Clause 8.1 of this Addendum, the liability for loss or damages as provided in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their respective officers thereunto duly authorized.

CITIBANK, N.A.		OLD WESTBURY FUNDS, INC.

By:	/s/ Marc Fryburg	By:	/s/ David Rossmiller

Name:	Marc Fryburg Vice President Investor Services 390 Greenwich St./3rd FL New York, NY 10013	Name:	David Rossmiller

Title:		Title:	President

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Exhibit A to Bank Loan Addendum

Services Schedule

Bank Loan Services will be provided by Citibank Global Custody’s vendor, Virtus Partners LLC

Access – Virtus will be given read-only access to Client’s cash accounts via their CitiDirect for Securities profile to allow for automated cash reconciliation

Security Maintenance – Record and track loan positions by client and fund (if necessary), and tracking of principal and interest payments inclusive of interaction with loan administration agent

Reconciliation – Comparing actual vs. projected payments received on loan positions and addressing discrepancies with the loan administration agent.

Client Reporting via Nexus (a proprietary platform of Virtus Partners LLC) or other electronic system as advised

Loan Asset Administration –
•	Tracking of underlying bank loans and associated cash flows
•	Daily reconciliations among Citibank, N.A., Virtus Partners LLC, agents and portfolio managers (as applicable)
•	Automated position and cash reconciliation to Custody books and records

Facsimile Services –
•	Provide electronic retrieval and storage of notices and related client documentation in a central database
•	Indexing of loan and other documents (subject to availability)
•	Dedicated fax numbers and email addresses for each portfolio

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